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                    (Coopers & Lybrand letterhead appears here)
                                                                  Exhibit 11(b)
                       CONSENT OF INDEPENDENT ACCOUNTANTS
We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to the Registration Statement of Northstar Trust on Form N-1A (File No. 33-67852) of our report dated December 6, 1996, on our audit of the financial statements and financial highlights of Northstar Trust, which report is included in the Annual Report to Shareholders for Northstar Trust for the year ended Otober 31, 1996, which is also incorporated by reference in this Post-Effective Amendment to the Registration Statement.

We also consent to the references to our firm under the captions "Other Information" and "Financial Statements" in the Statement of Additional Information.

                                                      Coopers & Lybrand L.L.P.

New York, New York
April 1